Exhibit 99.1
IFTH Acquisition Corp. Acquires National Credit Report.com, LLC
IFTH Acquisition Corp. will be Doing Business as Steel Vault
Steel Vault to Launch its Business Plan in the Identity Security Market
DELRAY BEACH, FL — December 8, 2008 — IFTH Acquisition Corp., d/b/a Steel Vault (OTCBB: IFAQ) (“Company” or “Steel Vault”) announced today that it has acquired National Credit Report.com, LLC, a premier provider of identity security products and services focused on credit monitoring and identity theft protection. Reflecting the Company’s new line of business, the Company intends to change its name to Steel Vault Corporation and also change its ticker symbol upon stockholder approval in the first quarter of 2009.
National Credit Report.com, LLC specializes in providing consumers with identity security products, including accurate, complete and easy-to-understand credit reporting and monitoring. Credit monitoring is the only automated method currently available to protect consumers from identify theft and keep consumers up-to-date with changes and inquiries made to their credit records.
William J. Caragol, Chief Executive Officer of Steel Vault, said, “This acquisition marks an important first step in reshaping Steel Vault to become an operating business in a rapidly-growing industry. Our acquisition of National Credit Report.com, LLC, which has strong brand recognition and infrastructure, will help propel the expansion of our consumer-focused identity security offers.”
Mr. Caragol continued, “As more and more business is conducted online, consumers are at an ever-increasing risk of having their financial identities stolen. We believe that Steel Vault is now well positioned for 2009 to serve consumers in this expanding market.”
About IFTH Acquisition Corp.
IFTH Acquisition Corp. (OTCBB: IFAQ), d/b/a Steel Vault, is a premier provider of identity security products and services, including credit monitoring, credit reports, and other identity theft protection services. Since 2004, National Credit Report.com, LLC has specialized in providing a variety of credit information to consumers to help protect them from identity theft and fraud.
Statements about IFTH Acquisition Corp.’s future expectations, including the ability to change its name, growth and expansion of the business, includng its consumer-focused identity security offers, its ability to serve consumers , expected growth of the industry and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and IFTH Acquisition Corp.’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on December 27, 2007, as amended, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
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Contact:
Steel Vault Corporation
Allison Tomek
561-805-8000